UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.     )

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☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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(Investors)	Robert B. Tschudy	(Media)	Howard Bender
	Senior Vice President and CFO		Vice President, Communications
	SCPIE Holdings Inc.		SCPIE Holdings Inc.
	310/557-8739		310/551-5948
	e-mail: rtschudy@scpie.com		e-mail: hbender@scpie.com

Roger Pondel
PondelWilkinson Inc.
310/279-5980
e-mail: rpondel@pondel.com

SCPIE HOLDINGS LETTER TO STOCKHOLDERS

REFUTES STILWELL’S STATEMENTS

Los Angeles, California — February 27, 2008 — SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today announced the mailing of a letter to its stockholders, reiterating the SCPIE Board’s continuing support of The Doctors Company all-cash offer of $28 per share, and refuting many of the statements made by Joe Stilwell in several recent letters to SCPIE stockholders. Additionally, the Company reminds stockholders that a special stockholder meeting is scheduled for March 26, 2008. The Company has sent out proxy materials including a WHITE proxy card, and encourages all stockholders to vote FOR the transaction.

Dated February 27, 2008, and signed by Mitchell S. Karlan MD, Chairman of the SCPIE Holdings Board of Directors, the letter—in its entirety—is as follows:

Let me begin by expressing my sincere apologies for sending you yet another piece of correspondence. I know all of the back-and-forth that has been going on may seem confusing, but I feel that we must set the record straight for the benefit of all of our stockholders.

All the qualifiers and veiled language in the world won’t change the fact that there is no offer from American Physicians Capital, Inc. (ACAP) of East Lansing, Michigan, on the table or that the one that was on the table in October of last year lacked certainty both of closing and valuation. Stilwell continues to try to mislead you in an effort to get you to line up with his preference for a transaction with a company on the board of which he and his lawyer sit and in whose stock he has significantly more money at stake—you can draw your own conclusions, but let us point out a few facts for you to consider:

•

Stilwell would have you believe that the “spot” price of ACAP’s stock today is a relevant data point. It is not. He further wants you to believe that the thinly traded stock of this Michigan company, which has been affected by its recently announced stock buyback programs, could have had a value higher than $28 per share under the terms of their offer last October. What he fails to point out is that it just as easily could have been valued at well less than $28 per share at the time of the closing of the transaction.

•

Stilwell also isn’t telling you that, under its proposal, the Michigan company would have needed to run the printing presses and create millions and millions of new shares of its stock to give you in exchange for your SCPIE stock. He fails to mention that, at some point, running the printing presses does not create wealth—it just makes ACAP’s shares worth less and less.

•

Stilwell also isn’t telling you that the Michigan company’s shareholders would have had a veto right over the Michigan company’s ill-advised deal, and could have prevented the dilution that would have been wrought by the millions of new shares the Michigan company would need to issue.

•

As for continuity of service, The Doctors Company has made its commitment clear that all agreements including premium rates, coverage terms, limits of liability and retirement “tail” vesting will be honored. The Doctors Company has also assured us that it will staff a full-service office in Los Angeles, and that it intends to continue to provide California doctors the high level of service that SCPIE insureds have enjoyed for more than 30 years. Stilwell would have you believe that he can make the same commitment on behalf of ACAP, but does he have the authority to do so?

•

Finally, and arguably most important, we believe we would have lost considerable business had we entered into a transaction with an out-of-state insurer with a less-than-stellar A.M. Best rating. This loss of business would have given the Michigan company the opportunity to abandon its proposal and seek to renegotiate for a lower price—to your detriment! Where would we be then? Your Board was not willing to take that chance.

Ask yourself, what is Stilwell really trying to accomplish by raising tax issues in every single piece of correspondence—does he think deferred taxes are the same as no taxes? We all know better than that unfortunately. In fact, with capital gains rates at their lowest in 75 years, who knows how high they may go under a new political administration. Maybe the bottom line is the fact that Stilwell has millions invested in the Michigan company, stands to gain more for his investment in that company than he does in SCPIE, and therefore would rather boost the value of ACAP with our successful franchise?

So, please consider, which would you rather have?

$28 OF CASH PER SHARE

or

a non-existent offer of thinly traded stock in a Michigan company, virtually unknown to California insureds, with little or no revenue growth and no experience in the competitive California market.

Please vote FOR the merger proposal by telephone, Internet or mail today. We ask you to ignore Stilwell’s GOLD cards and reject his self-serving attempt to force your SCPIE to merge with the company from Michigan with which he is affiliated.

Additional Information and Where to Find It

On January 30, 2008, SCPIE filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with its proposed acquisition by The Doctors Company. The proxy statement has been mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the definitive proxy statement SCPIE filed with the SEC on January 30, 2008, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition is in the definitive proxy statement.

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